Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ELATE GROUP, INC.

Elate Group, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.That the name of this corporation is Elate Group, Inc., the original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on January 7, 2021, and the Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on October 25, 2021;

2.That the directors and stockholders of this corporation have duly adopted resolutions in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware to amend this corporation’s Amended and Restated Certificate of Incorporation as set forth below; and

3.That the Amended and Restated Certificate of Incorporation of this corporation is hereby amended by adding the following paragraph immediately after the third paragraph of ARTICLE IV thereof:

“Immediately upon the effectiveness of this Certificate of Amendment of Amended and Restated Certificate of Incorporation (this “Certificate”), the Corporation shall effect a reverse stock split whereby each two (2) shares of the Corporation’s Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the effectiveness of this Certificate shall, without any action by the holder thereof, be changed and converted into one and one-half (1.5) shares of Class A Common Stock and Class B Common Stock, respectively, and which shares of Class A Common Stock and Class B Common Stock shall be fully paid and non-assessable shares of Class A Common Stock and Class B Common Stock of the Corporation.”

IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer as of this 7th day of January, 2022.

ELATE GROUP, INC.

By:	/s/ Kevin Britt
Name:	Kevin Britt
Title:	Chief Executive Officer